UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 27, 2005

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

This Form 8-K is to describe ordinary course executive officer compensation actions taken by the Committee on Compensation and Organization of the Board of Directors of Aetna Inc, (the “Committee”).

At its meetings on January 27 and 28, 2005, the Committee took the following actions with respect to the compensation of the Company’s named executive officers (as defined in Regulation S-K item 402(a)(3)):

					2005-2006
				2005 Option	Long-term
Executive Officer	2005 Salary		2004 Bonus	Grant (2)	Performance Units (3)
John W. Rowe, M.D.	$1,100,000	(1)	$2,500,000	$9,800,000	42,000
Chairman and Chief Executive Officer
Ronald A. Williams	1,000,000	(1)	2,000,000	8,000,000	34,000
President
Alan M. Bennett	550,000		550,000	2,000,000	8,600
Senior Vice President and Chief Financial Officer
Craig R. Callen	590,000		620,000	2,100,000	9,000
Senior Vice President, Strategic Planning and Business Development
Timothy A. Holt	450,000		520,000	1,750,000	7,450
Senior Vice President, Chief Investment
Officer and Chief Enterprise Risk Officer

(1)	No salary increase for 2005.

(2)	Reflects theoretical grant date value. Option grant will be effective two (2) business days after the release of the Company’s results for the fourth quarter and full-year ended December 31, 2004. The options will vest in three-equal installments: June 30, 2005, February 11, 2007 and February 11, 2008. The strike price and the number of options will be determined using the closing stock price on the effective date of the grant and a stock option valuation factor of 32.2% (i.e., the number of options granted equals the dollar value of the theoretical grant date value divided by a factor determined by multiplying the closing stock price on the effective date of the grant by 32.2%).

(3)	Each unit represents the right to receive $100 in stock or cash and will vest if specified performance targets are met. The performance targets will be determined at the Committee’s February 2005 meeting and will be based on the Company’s growth in earnings per share, return on capital and total shareholder return relative to competitors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.

Date: February 2, 2005	By: /s/ Ronald M. Olejniczak

Name: Ronald M. Olejniczak
Title: Vice President and Controller